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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Specialty Laboratories, Inc.
(Name of Registrant as Specified In Its Charter)

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This filing consists of a transcript of a conference call held by Specialty Laboratories, Inc. on September 30, 2005.

Final Transcript

Sep. 30. 2005 / 11:00AM, SP—Specialty Laboratories to Merge with AmeriPath, Inc.

CORPORATE PARTICIPANTS

Richard Whitney
Specialty Laboratories—Chairman of the Board of Directors

CONFERENCE CALL PARTICIPANTS

Blake Goodner
Bridger Capital—Analyst

Michael Levitt
Chesapeake Partners—Analyst

James Lane
North Star—Analyst

PRESENTATION

Operator

        Good day, ladies and gentlemen, and welcome to the conference call to discuss today's release regarding Specialty Laboratories' merger with AmeriPath, Inc. My name is Anika and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today's presentation. (Operator Instructions). I would now like to turn the presentation over to your host for today's conference, Mr. Richard Whitney, Chairman of the Board of Directors of Specialty Laboratories. Please proceed, sir.

Richard Whitney—Specialty Laboratories—Chairman of the Board of Directors

        Thank you, Anika, and thank you all for joining this conference call, particularly on such short notice. During the course of this conference call, we will be of course making forward-looking statements regarding future events or the future performance of Specialty Laboratories, including but not limited to the ability of the Company to successfully completed a merger with AmeriPath, Inc. Forward-looking statements inherently involve risks and uncertainties, and therefore, actual events or results could differ materially from those stated or implied in the forward-looking statements.

        We refer you to the documents that Specialty Laboratories files from time to time with the Securities and Exchange Commission including, forms on 10-K, 10-Q and 8-K. The Company plans to file with the SEC and mail to its stockholders a proxy statement in connection with the transaction. Investors are urged to read the proxy statement and any other relevant documents when they become available because they will contain important information. Investors will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov and can obtain free copies of the proxy statement by contacting the Company's investor relations department.

        Well, this is a very, very exciting day, not just because we're announcing a transaction, but because we're announcing a merger of two leading companies with similar patient- and client-oriented cultures, a merger of two companies with highly complementary testing capabilities and service offerings, a merger of two companies with very complementary geographic market strengths. For these and many other reasons, we believe this combination offers significant benefits to all of our constituents.

        First, our employees. Over the years, the Specialty team has done an exemplary job of providing high-quality clinical diagnostic services to our clients, and ultimately to millions of patients. For this, they deserve a very special thanks. This transaction offers the opportunity for our team to participate in the next exciting stage of development for Specialty Labs. They will become part of a combined organization that will have access to substantially greater scientific, medical, management and financial resources. The value of our offerings to our clients will increase substantially, and the long-term competitive position of the combined Company will be solidified. We are very excited about the future opportunities for our team.

        Second, our clients. The combination of AmeriPath and Specialty represents an unequivocal win for our clients and their patients. The combined Company will offer improved access to a broad range of clinical esoteric tests, a cutting-edge anatomic pathology test menu and a growing collection of new, innovative technologies. Clients will have expanded access to an extensive network of more than 400 medical specialists around the country for interpretive and consultative resources.

        Our organization will remain as a noncompetitive alternative for hospitals and health systems. We will offer expanded geographic presence and service enhancements as a result of maintaining testing facilities on both coasts. The combination will strengthen our ties to hospitals and health systems through enhanced relationships with local pathologists, allowing the combined Company to better support community-based medicine and enhanced patient care. The combined company will have the ability to offer full-service robust clinical and pathology outreach partnership solutions, and we will ultimately offer enhanced reporting options for hospitals and pathologists.

        Finally, our third constituent—you, our shareholders—shareholders will receive both liquidity and compelling value. We believe the transaction price is very attractive in relation to our risk-adjusted assessment of our future prospects and when viewed in light of comparable trading and transaction multiples. Price represents a 27% premium to our three-month average trading price and a 40% premium to our six-month average trading price.

        The transaction is of course subject to customary conditions, including regulatory approval and a shareholder votes. It is also subject to a vote of the shareholders unaffiliated with our majority shareholder. We anticipate closing the transaction in the first quarter of 2006.

        I want to end by thanking our shareholders for your support, particularly in the last several quarters, as we have worked to accelerate our operating turnaround and position Specialty for such an exciting announcement as today. I would like to thank our clients for their business and their confidence in our ability to provide the highest-quality service to their physicians and their patients. And I would like to thank, once again, our team for the dedication and hard work and offer my congratulations as they look forward with excitement to the next phase of growth and development for Specialty Laboratories.

        I will now entertain questions.

QUESTION AND ANSWER

Operator

        (Operator Instructions). Blake Goodner, Bridger Capital.

Blake Goodner—Bridger Capital—Analyst

        I had a couple questions. The first one is were other potential acquirers or bidders involved in this process, or was this a negotiated transaction with AmeriPath?

Richard Whitney—Specialty Laboratories—Chairman of the Board of Directors

        Hi, Blake. This transaction was a negotiated transaction. Other buyers were not contacted during the course of the negotiations. However, as you might imagine, the Company has had from time to time discussions with other potential acquirers, none of which have ultimately resulted in a satisfactory transaction, and as a result, we as a Board felt we had a fairly good understanding of what might be possible with other potential acquirers. In addition, of course, the transaction does allow for an out if a more attractive bid does emerge.

Blake Goodner—Bridger Capital—Analyst

        Okay. And then my second question is since it's really impossible to assess for at least us on the outside what AmeriPath's valuation is, I just want to make sure that the price per share that the Specialty family trust is receiving is the same in terms of cash and stock that minority shareholders are receiving here in the form of the $13.25 per share.

Richard Whitney—Specialty Laboratories—Chairman of the Board of Directors

        Yes, the Specialty family trust is receiving $13.25 a share along with the public shareholders. They are selling a portion of their shares for cash. They are rolling over a portion of their shares into the combined entity at a value that is the same value that the—AmeriPath's majority shareholder is investing new cash at and at a value that we believe is representative of the value of the combined Company.

        Of course, their investment is being rolled over into an illiquid private company, and the ultimate value of that company will depend upon a lot of things, including how the company performs, what, if any, synergies are realized, and what, if any, future liquidity opportunities they have. So we can't certainly know those factors with certainty at this time.

Blake Goodner—Bridger Capital—Analyst

        Can you at least disclose what portion they are receiving in cash?

Richard Whitney—Specialty Laboratories—Chairman of the Board of Directors

        They are rolling over 9 million of their shares for stock, and that's an approximate number. And they are selling for cash approximately 5 million in shares.

Blake Goodner—Bridger Capital—Analyst

        Selling for cash 5 million. Okay, thanks.

Operator

        Michael Levitt (ph), Chesapeake Partners.

Michael Levitt—Chesapeake Partners—Analyst

        Just to further clarify the first question, did you speak with other buyers or no? Was this a one-off deal? There was no process in place—is that what I heard you say?

Richard Whitney—Specialty Laboratories—Chairman of the Board of Directors

        During the course of the negotiations with AmeriPath, we did not contact other potential buyers.

Michael Levitt—Chesapeake Partners—Analyst

        Okay, but you had prior to the negotiations with AmeriPath. Is that a fair understanding?

Richard Whitney—Specialty Laboratories—Chairman of the Board of Directors

        Well, I guess my point is, as you probably would not be surprised by, from time to time there have been discussions with other potential acquirers and the Company, and those discussions have never led to a transaction. But during the course of these negotiations, we did not contact other potential acquirers.

Michael Levitt—Chesapeake Partners—Analyst

        In the definitive agreement, is there a financing contingency? Is the deal subject to financing?

Richard Whitney—Specialty Laboratories—Chairman of the Board of Directors

        The deal is subject to financing. However, the—AmeriPath has received a very strong commitment letter from their banking group.

Michael Levitt—Chesapeake Partners—Analyst

        And who is their banking group led by?

Richard Whitney—Specialty Laboratories—Chairman of the Board of Directors

        Wachovia.

Operator

        James Lane, North Star (ph).

James Lane—North Star—Analyst

        Rich, I wanted to thank you for all your hard work and, you know, best efforts to create this value for the shareholders. My follow-on question, though, is how—given that there was no active auction that occurred, would the Board be required to review and consider any other outside unsolicited offers for the Company at this point?

Richard Whitney—Specialty Laboratories—Chairman of the Board of Directors

        The Board would certainly consider any offers that were put forth. It would be our responsibility to do such.

James Lane—North Star—Analyst

        Okay, and then my follow-on is just that could you help us understand a little bit how this could be the best value creation opportunity in light of the—so many larger players that AmeriPath that could potentially could take more costs out of Specialty Labs that would suggest that a larger player may be able to create more value ultimately and therefore be able to pay more?

Richard Whitney—Specialty Laboratories—Chairman of the Board of Directors

        Yes, I think that this combination is unique from the standpoint that it—both offers cost synergies, but really that's not the compelling reason for this transaction. Instead, we—the complementary nature of the companies' testing menus and of their client bases and geographic coverage create substantial opportunities for revenue synergies, cross-selling opportunities within the different client bases, etc. And so, you know, as we looked at this transaction and we viewed that as being a substantial value creator, and frankly was in our view the reason why AmeriPath was able to offer the price they were able to offer. So the Board does feel like this is a compelling value in spite of the fact that the Company was wasn't formally auctioned.

Michael Levitt—Chesapeake Partners—Analyst

        Okay. Thank you again, Rich.

Richard Whitney—Specialty Laboratories—Chairman of the Board of Directors

        I will take your thanks, but as is always the case in a position like this, you get more credit for a positive event than you deserve. It's obviously the work of an awful lot of people that have led to this positive event for shareholders, and I think a positive event, as I've mentioned, for the team and for the customers going forward.

Operator

        (Operator Instructions). At this time, sir, there are no further questions.

Richard Whitney—Specialty Laboratories—Chairman of the Board of Directors

        Okay. We've apparently done a good job of anticipating your questions. If any others arise, you can certainly contact the Company's investor relations department. I want to thank all of you again for your support, I want to congratulate the Specialty team, and look forward to talking to you again in a few weeks, when we announce our third-quarter results.

Operator

        And once again, ladies and gentlemen, we thank you for your participation in today's conference. This concludes today's presentation. You may now disconnect. Have a great day.

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